Press Release Exhibit 99.3
ACUITY BRANDS
DECLARES QUARTERLY DIVIDEND
ATLANTA, June 25, 2021 - The Board of Directors of Acuity Brands, Inc. (NYSE: AYI; “Company”) today declared a quarterly dividend of 13 cents per share. The dividend is payable on August 2, 2021 to shareholders of record on July 16, 2021.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is a market-leading industrial technology company. The Company designs, manufactures, and brings to market products and services that make the world more brilliant, productive, and connected including building management systems, lighting, lighting controls, and location-aware applications. Acuity Brands achieves growth through the development of innovative new products and services.
Through the Acuity Business System, Acuity Brands achieves customer-focused efficiencies that allow the Company to increase market share and deliver superior returns. The Company looks to aggressively deploy capital to grow the business and to enter attractive new verticals.
Acuity Brands is based in Atlanta, Georgia, with operations across North America, Europe, and Asia. The Company is powered by approximately 11,000 dedicated and talented associates. Visit us at www.acuitybrands.com.
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Investor Contact:
Charlotte McLaughlin
Vice President, Investor Relations
(404) 853-1456